Exhibit 99.1

Investor and Media Contact: Whitney Finch
FOR IMMEDIATE RELEASE	Vice President of Investor Relations
May 9, 2013	813.421.7694
wfinch@walterinvestment.com

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES

STRONG FIRST QUARTER 2013 FINANCIAL AND OPERATING RESULTS

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE: WAC) (“Walter Investment” or the “Company”) today announced financial results for the quarter ended March 31, 2013, as well as updates on operational highlights and recent developments for the Company.

The Company reported GAAP net income for the first quarter of 2013 of $27.7 million, or $0.73 per diluted share, compared to net income of $5.1 million, or $0.17 per diluted share, in the first quarter of 2012. First quarter results reflected strong earnings growth in the servicing segment from recent portfolio additions, and included significant increases in incentive, performance and ancillary fees. First quarter results also included solid earnings contributions from the Reverse Mortgage and Originations segments.

Core earnings for the first quarter was $56.5 million after taxes, or $1.50 per diluted share, a 174% increase as compared to the same quarter of last year and 151% greater than in the fourth quarter of 2012. Core earnings were $20.6 million after taxes, or $0.71 per diluted share, for the first quarter of 2012, and $22.5 million after taxes, or $0.64 per diluted share, in the fourth quarter of 2012. Adjusted EBITDA for the quarter was $140.0 million, also significantly higher when compared to Adjusted EBITDA of $59.1 million in the first quarter of 2012 and $64.1 million in the fourth quarter of 2012.

Other notable developments since the end of 2012 included:

•

As previously announced, the Company acquired the servicing rights for more than 1 million accounts with a UPB in excess of $130 billion in several transactions completed since the end of last year and finished the quarter with a combined forward and reverse serviced portfolio of nearly 2 million accounts with a UPB of $215 billion.

•	On April 9, 2013, Green Tree Servicing was awarded one of only five 4 STAR servicer designations issued by Fannie Mae in recognition of outstanding servicing performance during 2012.

•

On April 9, 2013, the Company announced that its wholly owned subsidiary, Reverse Mortgage Solutions, Inc. (“RMS”), acquired a $12.2 billion UPB reverse mortgage servicing portfolio from Wells Fargo. The portfolio of over 76,000 loans is expected to transfer to RMS during the third quarter of 2013.

“Walter Investment produced strong first quarter financial and operating results, while effectively managing the recent significant growth of our Company,” said Mark J. O’Brien, Walter Investment’s Chairman and CEO. “Our servicing group absorbed a significant volume of boardings from the ResCap and BofA portfolio acquisitions, which are performing at or ahead of expectations. The Originations segment has ramped up significantly as it executes on our recapture strategies, and it is expected to remain on its steep growth trajectory, as the consumer direct channel hits its stride and the retail and correspondent channels develop. The reverse mortgage business delivered a record quarter with the addition of the Security One Lending acquisition.”

“The financial results we produced were very positive, and I commend all our employees for their success in executing against both our strategic and operational plans. We believe that we are on track to deliver outstanding results for 2013, and we remain extremely well positioned to extend our track record of success beyond that,” continued O’Brien.

First Quarter 2013 Financial and Operating Highlights

Total revenue for the first quarter was $291.8 million, as compared to $152.8 million in the year-ago period. The year-over-year increase in revenue reflects a $61.3 million increase in net servicing revenue and fees and an increase of $78.4 million of net gain on sales of loans. The Reverse Mortgage segment generated $6.7 million of servicing fees and revenue for the quarter. The addition of the ResCap originations platform generated $74.1 million of net gains on the sales of loans in the first quarter. Net other revenues increased $4.0 million.

Other gains shown in the income statement increased from $4.8 million in the first quarter of 2012 to $35.5 million in the first quarter of 2013, principally reflecting net fair value gains from the addition of the reverse mortgage business.

Total expense increased from $149.3 million in the first quarter of 2012 to $280.8 million in the first quarter of 2013. The year-over-year increase reflects additional operating and overhead costs, including salaries and benefits and general and administrative expenses, associated with growth in the serviced portfolio. The additions of the Reverse Mortgage and Originations segments added approximately $32.5 million and $39.4 million to expenses, respectively. Expenses also reflected $11.2 million in higher legal, due diligence and other costs associated with increased corporate and business development activities, as well as a $3.7 million increase in the accrual for anticipated earn-outs to be paid in association with recent acquisitions. Interest expense increased by $8.3 million over the prior year, reflecting increased corporate debt outstanding, partially offset by reductions in interest rates as a result of the Company’s refinancing activities. Depreciation and amortization increased by $18.4 million, principally reflecting the amortization of intangibles from the Company’s various business and asset acquisitions over the last year.

Segments

Results for the Company’s segments are presented below, including the new Originations segment.

Servicing

The Servicing segment generated revenue of $139.7 million in the first quarter, which included $121.9 million of gross servicing fees, $20.4 million of incentive and performance-based fees, and $14.4 million of ancillary and other revenue and fees. Servicing revenues are net of $17.4 million in amortization and net fair value adjustments related to the segment’s mortgage servicing rights (“MSRs”). Servicing segment revenues were up 59% from the first quarter of 2012, principally reflecting the significant increase in UPB serviced over the past year. However, the segment has also seen strong results from its efforts with respect to generating incentive and performance-based fees, which are up by 37% over the prior year. Expense for the Servicing segment was $103.3 million, which included $8.9 million of depreciation and amortization costs and $2.4 million of interest expense. The segment generated core earnings before income taxes of $52.1 million for the quarter ended March 31, 2013, a 68% increase compared to core earnings before income taxes of $31.1 million in the first quarter of 2012.

The Servicing segment finished the quarter with in excess of 1.9 million total accounts serviced, with a UPB of over $201 billion. The Company started the quarter with $77 billion of UPB serviced and added more than $130 billion in UPB of servicing rights during the quarter. During the quarter, the Company experienced net disappearance rates of 20%. All of these results were in line with or better than Company expectations and projections.

Reverse Mortgage

The Reverse Mortgage segment generated revenue of $14.1 million for the quarter, which included $6.7 million in servicing fees, $4.4 million in gain on sale revenue and $2.9 million of net other revenue. Results also included a $36.8 million other gain from the net impact of HECM loans and HMBS fair value adjustments. Total expenses were $38.8 million, including $3.5 million of interest expense and $2.7 million of depreciation and amortization. The segment reported core earnings before income taxes of $18.4 million for the first quarter and Adjusted EBITDA of $19.5 million for the quarter. Reverse Mortgage segment core earnings and Adjusted EBITDA reflect the exclusion of fair value adjustments made in accordance with GAAP and adds as “cash gain” the excess of proceeds received in GNMA financing transactions above the purchase price or cost for the related loans originated or acquired.

Originations

The Originations segment generated revenue of $76.1 million in the first quarter, driven primarily by the consumer direct channel which targets refinancing and recapture of HARP-eligible accounts from the serviced portfolio. Expense for the Originations segment was $55.7 million, which included $15.6 million of depreciation and amortization costs. The segment generated core earnings before income taxes of $21.9 million for the first quarter of 2013 and Adjusted EBITDA of $36.2 million.

Realized gains on funded loans as a percentage of funded volume was 407 basis points for the quarter. Loan closings in the first quarter totaled $292.0 million, with 81% of that volume in the consumer direct channel, while 6% and 13% were generated by the correspondent/wholesale and retail channels, respectively. The total application pipeline as of March 31, 2013 was $2.7 billion, with locked applications of $1.9 billion.

Other Segments

The ARM segment generated revenue of $10.2 million and incurred expense of $7.8 million in the quarter ended March 31, 2013. Core earnings before income taxes was $4.0 million. This compares to revenue of $8.3 million, expenses of $7.2 million, and core earnings before income taxes of $3.4 million in the first quarter of 2012.

Walter Investment’s Insurance segment generated revenue of $17.5 million, offset by expenses of $10.0 million for the first quarter. Insurance segment core earnings before income taxes was $9.4 million for the quarter ended March 31, 2013. This compares to revenue of $20.3 million, expenses of $10.8 million, and core earnings before income taxes of $11.7 million in the first quarter of 2012. The decline as compared to the prior year period is largely driven by fewer new policy set-ups coupled with lower commission rates.

The Loans and Residuals segment, which includes the legacy Walter Investment owned portfolio, generated interest income of $36.9 million for the first quarter of 2013. Total expense for the segment was $28.1 million, including $22.3 million of interest expense on securitized debt. The Loans and Residuals segment generated pre-tax core earnings of $9.3 million for the first quarter of 2013, compared to pre-tax core earnings of $6.7 million for the first quarter of 2012. The year over year increase in pre-tax core earnings was primarily driven by a decrease in net other expenses resulting from improved sales experience on REO properties and lower advance requirements.

Performance of the Walter Investment legacy portfolio included delinquencies of 5.88% at March 31, 2013, which was 42 bps higher than at March 31, 2012, but was 100 bps improved as compared to the December 31, 2012.

Market Commentary and Outlook

The current economic environment is positive across business lines and is expected to remain so throughout 2013. Sector specific drivers continue to provide strong opportunities for growth. The Company continues to see significant activity in the market and dialogue with clients is accelerating after a short lull related to the absorption of the significant first quarter transactions. The Company’s pipeline of business development opportunities remains strong, totaling approximately $300 billion in UPB. The pipeline of portfolios for which we are in exclusive negotiations declined to approximately $10 billion in UPB, as one subservicing transaction converted to a signed contract and a second subservicing transaction was withdrawn by the client from the market at this time. The Company remains highly confident with respect to the significant levels of subserviced and MSR opportunities in both the current pipeline and in the overall market opportunity over the next 18 to 24 months.

Based on the overall strong market conditions, robust current pipeline activity and the progress and results of our recent acquisitions, the Company reaffirms its previously provided AEBITDA range for 2013 of $650 – 725 million. Using the mid-point of the AEBITDA range, management’s previously provided estimates for depreciation and amortization, and the Company’s current capital structure, this translates into estimated after tax core earnings per share of approximately $5.06 for 2013.

About Walter Investment Management Corp.

Walter Investment Management Corp. is an asset manager, mortgage servicer and originator focused on finding solutions for consumers and credit owners. Based in Tampa, Fla., the Company has over 4,800 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com. The information on our website is not a part of this release.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Investment’s first quarter results and other general business matters during a conference call and live webcast to be held on Thursday, May 9, 2013, at 10 a.m. Eastern Time. To listen to the event live or in an archive, which will be available for at least 30 days, visit the Company’s website at www.walterinvestment.com.

This press release and the accompanying reconciliations include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the reconciliations as well as “Use of Non-GAAP Measures” at the end of this press release.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Walter Investment’s plans, beliefs, objectives, expectations and intentions and other statements that are not historical or current facts. Forward-looking statements are based on Walter Investment’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Walter Investment that the projections will prove to be correct. This document speaks only as of this date. Walter Investment disclaims any duty to update the information herein except as otherwise required by law.

Factors that could cause Walter Investment’s results to differ materially from current expectations or affect the Company’s ability to achieve anticipated core earnings and EBITDA include, but are not limited to:

•	Regulatory changes and changes in delinquency and default rates that could adversely affect the costs of our businesses such that they are higher than expected;

•	Prepayment speeds, delinquency and default rates of the portfolios we service;

•	Our inability to achieve anticipated incentive fees, which are subject to certain factors beyond the Company’s control and which are difficult to estimate with any degree of certainty in advance;

•	The achievement of anticipated volumes and margins from the origination of both forward and reverse mortgages, which can be affected by multiple factors, many of which are beyond our control;

•

Assumptions with regard to the HARP eligible population of the portfolios we service, customer take up rates, our recapture rates, the origination margins for HARP refinancing and anticipated changes to the HARP program which may increase competition;

•

Assumptions with regard to contributions from originations are also subject to the integration of the ResCap originations and capital markets platforms, and the organizational structure, capital requirements and performance of the business after the acquisition;

•	Assumptions regarding the continuation in all material respects, of government programs related to our business

•	The impact of regulatory scrutiny on our lender placed insurance, including limitations that may be imposed on fees and commissions by regulators and customers that we may earn on such business

•	The timely and efficient transfer of assets acquired to the Company’s platforms and the efficient integration of the acquired businesses, including achievement of synergies related thereto;

•

The accuracy of our expectations regarding the value of, and contributions from, acquired MSRs, related intangibles and other assets, including the accuracy of our assumptions as to the performance of the assets we acquire, which are subject to and affected by many factors, some of which are beyond our control, and could differ materially from our estimates;

•	Errors in our financial models or changes in assumptions could result in our estimates and expectations being materially inaccurate which may adversely affect our earnings;

•	The effects of competition on our existing and potential future business;

•	Our ability to service our existing or future indebtedness;

•	Other factors that may affect the Company’s earnings or costs; and

•	Other factors relating to our business in general as detailed in Walter Investment’s 2012 Annual Report on Form 10-K and other periodic reports filed with the U.S. Securities and Exchange Commission.

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended March 31, 2013

($ in thousands)

	Servicing	Asset Receivables Management	Insurance	Loans and Residuals	Reverse Mortgage	Originations	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$139,198	$10,090	$—	$—	$6,748	$—	$—	$(4,956)	$151,080
Net gains on sales of loans	—	—	—	—	4,383	74,062	—	—	78,445
Interest income on loans	—	—	—	36,898	—	—	—	—	36,898
Insurance revenue	—	—	17,534	—	—	—	—	—	17,534
Other revenues	462	64	7	3	2,945	1,997	2,416	(39)	7,855

Total revenues	139,660	10,154	17,541	36,901	14,076	76,059	2,416	(4,995)	291,812
EXPENSES
Interest expense	2,410	—	—	22,296	3,529	706	25,201	—	54,142
Depreciation and amortization	8,857	1,756	1,464	—	2,723	15,598	6	—	30,404
Provision for loan losses	—	—	—	1,726	—	—	—	—	1,726
Other expenses, net	92,048	6,030	8,508	4,104	32,523	39,417	16,908	(4,995)	194,543

Total expenses	103,315	7,786	9,972	28,126	38,775	55,721	42,115	(4,995)	280,815
OTHER GAINS (LOSSES)
Net fair value gains on reverse loan and related HMBS oblig.					36,788				36,788
Net fair value (losses)	(245)	—	—	(162)	—	—	(854)	—	(1,261)

Total other gains (losses)	(245)	—	—	(162)	36,788	—	(854)	—	35,527

Income (loss) before income taxes	36,100	2,368	7,569	8,613	12,089	20,338	(40,553)	—	46,524

Core Earnings
Step-up depreciation and amortization	6,189	1,473	1,464	—	2,451	1,277	6	—	12,860
Step-up amortization of sub-servicing contracts	8,110	—	—	—	—	—	—	—	8,110
Non-cash fair value adjustments for reverse mortgages	—	—	—	—	3,536	—	—	—	3,536
Non-cash interest expense	220	—	19	677	—	—	2,087	—	3,003
Share-based compensation expense	1,497	138	339	—	287	268	161	—	2,690
Transaction and integration costs	—	—	—	—	—	—	16,327	—	16,327
Net impact of Non-Residual Trusts	—	—	—	—	—	—	(479)	—	(479)
Other	—	—	—	—	—	—	11	—	11

Total adjustments	16,016	1,611	1,822	677	6,274	1,545	18,113	—	46,058

Core earnings (loss) before income taxes	52,116	3,979	9,391	9,290	18,363	21,883	(22,440)	—	92,582
Adjusted EBITDA
Interest expense on debt	—	—	—	—	17	—	23,114	—	23,131
Depreciation and amortization	2,668	283	—	—	272	14,321	—	—	17,544
Amortization and fair value adjustments of servicing rights	9,300	—	—	—	918	—	—	—	10,218
Provision for loan losses	—	—	—	1,726	—	—	—	—	1,726
Residual Trusts cash flows	—	—	—	400	—	—	—	—	400
Non-cash interest income	(461)	—	(7)	(3,949)	(151)	—	—	—	(4,568)
Other	443	8	18	(1,692)	37	41	104	—	(1,041)

Total adjustments	11,950	291	11	(3,515)	1,093	14,362	23,218	—	47,410

Adjusted EBITDA	$64,066	$4,270	$9,402	$5,775	$19,456	$36,245	$778	$—	$139,992

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended March 31, 2012

($ in thousands)

	Servicing	Asset Receivables Management	Insurance	Loans and Residuals	Originations	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$86,815	$8,328	$—	$—	$—	$—	$(5,410)	$89,733
Interest income on loans	—	—	—	39,280	—	—	—	39,280
Insurance revenue	—	—	19,962	—	—	—	—	19,962
Other revenues	786	—	302	—	618	2,160	—	3,866

Total revenues	87,601	8,328	20,264	39,280	618	2,160	(5,410)	152,841
EXPENSES
Interest expense	1,495	—	—	23,978	—	20,365	—	45,838
Depreciation and amortization	8,651	2,004	1,347	—	10	7	—	12,019
Provision for loan losses	—	—	—	1,569	—	—	—	1,569
Other expenses, net	66,661	5,163	9,420	7,466	771	5,847	(5,410)	89,918

Total expenses	76,807	7,167	10,767	33,013	781	26,219	(5,410)	149,344
OTHER GAINS (LOSSES)
Net fair value gains (losses)	(286)	—	—	(295)	—	5,344	—	4,763

Total other gains (losses)	(286)	—	—	(295)	—	5,344	—	4,763

Income (loss) before income taxes	10,508	1,161	9,497	5,972	(163)	(18,715)	—	8,260

Core Earnings
Step-up depreciation and amortization	6,696	2,004	1,347	—	10	7	—	10,064
Step-up amortization of sub-servicing contracts	10,144	—	—	—	—	—		10,144
Non-cash interest expense	286	—	93	707	—	—	—	1,086
Share-based compensation expense	3,467	256	793	—	28	205	—	4,749
Transaction and integration costs	—	—	—	—	—	1,417	—	1,417
Net impact of Non-Residual Trusts	—	—	—	—	—	(3,002)	—	(3,002)
Other	—	—	—	—	—	449	—	449

Total adjustments	20,593	2,260	2,233	707	38	(924)	—	24,907

Core earnings (loss) before income taxes	31,101	3,421	11,730	6,679	(125)	(19,639)	—	33,167
Adjusted EBITDA
Interest expense on debt	63	—	—	—	—	20,365	—	20,428
Depreciation and amortization	1,955	—	—	—	—	—	—	1,955
Amortization and fair value adjustments of servicing rights	2,771	—	—	—	—	—	—	2,771
Provision for loan losses	—	—	—	1,569	—	—	—	1,569
Residual Trusts cash flows	—	—	—	262	—	—	—	262
Non-cash interest income	(746)	—	(299)	(3,485)	—	—	—	(4,530)
Pro forma synergies	1,426	—	—	—	—	902	—	2,328
Other	261	3	—	797	—	79	—	1,140

Total adjustments	5,730	3	(299)	(857)	—	21,346	—	25,923

Adjusted EBITDA	$36,831	$3,424	$11,431	$5,822	$(125)	$1,707	$—	$59,090

Walter Investment Management Corp. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2013	2012
REVENUES
Net servicing revenue and fees	$151,080	$89,733
Net gains on sales of loans	78,445	—
Interest income on loans	36,898	39,280
Insurance revenue	17,534	19,962
Other revenues	7,855	3,866

Total revenues	291,812	152,841
EXPENSES
Salaries and benefits	106,733	57,403
General and administrative	87,440	29,029
Interest expense	54,142	45,838
Depreciation and amortization	30,404	12,019
Provision for loan losses	1,726	1,569
Other expenses, net	370	3,486

Total expenses	280,815	149,344
OTHER GAINS (LOSSES)
Net fair value gains on reverse loans and related HMBS obligations	36,788	—
Net fair value gains (losses)	(1,261)	4,763

Total other gains (losses)	35,527	4,763
Income before income taxes	46,524	8,260
Income tax expense	18,775	3,125

Net income	$27,749	$5,135

Comprehensive Income	$27,747	$5,193

Net Income	$27,749	$5,135
Basic earnings per common and common equivalent share	$0.74	$0.17
Diluted earnings per common and common equivalent share	0.73	0.17

Walter Investment Management Corp. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share amounts)

	March 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$624,725	$442,054
Restricted cash and cash equivalents	731,996	653,338
Residential loans (includes $8,012,847 and $6,710,211 at fair value)	9,501,724	8,220,967
Allowance for loan losses	(19,932)	(20,435)

Residential loans, net	9,481,792	8,200,532
Receivables, net (includes $53,671 and $53,975 at fair value)	260,450	259,009
Servicer and protective advances, net	364,192	173,047
Servicing rights, net (includes $347,254 and $0 at fair value)	552,296	225,278
Goodwill	644,645	580,378
Intangible assets, net	558,219	161,926
Premises and equipment, net	153,073	137,785
Other assets (includes $59,700 and $949 at fair value)	199,714	144,830

Total assets	$13,571,102	$10,978,177

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables and accrued liabilities (includes $32,636 and $25,348 at fair value)	$574,673	$260,610
Servicer payables	665,990	587,929
Servicing advance liabilities	242,943	100,164
Debt	2,224,185	1,146,249
Mortgage-backed debt (includes $738,434 and $757,286 at fair value)	2,026,291	2,072,728
HMBS related obligations at fair value	6,887,583	5,874,552
Deferred tax liability, net	23,750	41,017

Total liabilities	12,645,415	10,083,249

Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares Issued and outstanding - 0 shares at March 31, 2013 and December 31, 2012	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares Issued and outstanding - 36,887,287 and 36,687,785 at March 31, 2013 and December 31, 2012, respectively	369	367
Additional paid-in capital	564,973	561,963
Retained earnings	359,854	332,105
Accumulated other comprehensive income	491	493

Total stockholders’ equity	925,687	894,928

Total liabilities and stockholders’ equity	$13,571,102	$10,978,177

ASSETS OF CONSOLIDATED VARIABLE INTEREST ENTITIES THAT CAN ONLY BE USED TO SETTLE THE OBLIGATIONS OF CONSOLIDATED VARIABLE INTEREST ENTITIES:

	March 31, 2013	December 31, 2012
Restricted cash and cash equivalents	$59,267	$58,253
Residential loans (includes $627,430 and $646,498 at fair value)	2,100,484	2,142,418
Allowance for loan losses	(19,623)	(20,138)

Residential loans, net	2,080,861	2,122,280
Receivables, net (includes $53,671 and $53,975 at fair value)	53,671	53,975
Servicer and protective advances, net	77,179	77,082
Other assets	57,313	62,683

Total assets	$2,328,291	$2,374,273

LIABILITIES OF CONSOLIDATED VARIABLE INTEREST ENTITIES FOR WHICH CREDITORS OR BENEFICIAL INTEREST HOLDERS DO NOT HAVE RECOURSE TO THE COMPANY:

Payables and accrued liabilities	$8,941	$9,007
Servicing advance liabilities	64,622	64,552
Mortgage-backed debt (includes $738,434 and $757,286 at fair value)	2,026,291	2,072,728

Total liabilities	$2,099,854	$2,146,287

Reconciliation of GAAP Income Before Income Taxes to

Non-GAAP Core Earnings

(in millions except per share amounts)

	For the Three Months Ended March 31, 2013	For the Three Months Ended March 31, 2012
Income before income taxes	$46.5	$8.3
Add back:
Step-up depreciation and amortization	12.9	10.1
Step-up amortization of subservicing contracts	8.1	10.1
Share-based compensation expense	2.7	4.7
Transaction and integration costs	16.3	1.4
Non-cash fair value adjustments	3.5	—
Non-cash interest expense	3.0	1.1
Net impact of Non-Residual Trusts	(0.5)	(3.0)
Other	0.1	0.5

Pre-tax core earnings	$92.6	$33.2

After-tax core earnings	$56.5	$20.6

Shares Outstanding	37.6	29.0

Core EPS	$1.50	$0.71

Reconciliation of GAAP Income Before Income Taxes to

Non-GAAP Adjusted EBITDA

(in millions)

	For the Three Months Ended March 31, 2013	For the Three Months Ended March 31, 2012
Loss before income taxes	$46.5	$8.3
Add:
Deprecation and amortization	30.4	12.0
Interest expense on debt	26.2	21.5

EBITDA	103.1	41.8
Add:
Non-cash share-based compensation expense	2.7	4.7
Provision for loan losses	1.7	1.6
Transaction and integration-related costs	16.3	1.4
Amortization and fair value adjustments of servicing rights	18.3	12.9
Residual Trusts cash flows	0.5	0.3
Pro forma synergies	—	2.3
Non-cash fair value adjustment	3.5	—
Net impact of Non-Residual Trusts	(0.5)	(3.0)

Sub-total	42.5	20.2
Less:
Non-cash interest income	(4.6)	(4.5)
Other	(1.0)	1.6

Sub-total	(5.6)	(2.9)

Adjusted EBITDA	$140.0	$59.1

Reconciliation of Estimated 2013 Core Earnings to

Estimated GAAP Income Before Income Taxes

Estimated pre-tax core earnings	$312.0
Less:
Step up depreciation and amortization, including step up amortization of sub-servicing contracts	(86.0)
Share-based compensation expense	(13.0)
Transaction and integration costs(1)	(16.3)
Non-cash fair value adjustments for reverse mortgages(2)	(3.5)
Non-cash interest expense	(12.0)
Other (1)	0.5

Estimated income before income taxes	$181.7

(1)	We do not predict special items that might occur in the future. The amount reflected includes only actual amounts that occurred in the first quarter of 2013.
(2)	Fair value adjustments are by their nature subject to multiple factors that could materially change these amounts, many of which are beyond our control. The amount reflected includes only actual amounts that occurred in the first quarter of 2013.

Use of Non-GAAP Measures

Generally Accepted Accounting Principles (“GAAP”) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures, which it believes are useful to help investors better understand its financial performance, competitive position and prospects for the future.

Core earnings (pre-tax and after-tax), core earnings per share and Adjusted EBITDA are financial measures that are not in accordance with GAAP. See the Definitions included in this document for a description of how these items are reported and see the Non-GAAP Reconciliations for a reconciliation of these measures to the most directly comparable GAAP financial measures.

The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

Use of Core Earnings and Adjusted EBITDA by Management

The Company manages the business based upon the achievement of core earnings, Adjusted EBITDA and similar targets and has designed certain management incentives based upon the achievement of pre-tax income and Adjusted EBITDA in order to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods.

Limitations on the Use of Core Earnings and Adjusted EBITDA

Since core earnings (pre-tax and after-tax) and core earnings per share measure the Company’s financial performance excluding certain depreciation and amortization costs related to acquisitions, transaction and merger integration-related costs, share-based compensation expense, certain other non-cash adjustments, and the net impact of the consolidated Non-Residual Trust VIEs, they may not reflect all amounts associated with our results as determined in accordance with GAAP.

Adjusted EBITDA measures the Company’s financial performance excluding depreciation and amortization costs, corporate and MSR facility interest expense, transaction and merger integration-related costs, share-based compensation expense, certain other non-cash adjustments, the net impact of the consolidated Non-Residual Trust VIEs and certain other items, including, but not limited to pro-forma synergies, they may not reflect all amounts associated with our results as determined in accordance with GAAP.

Core earnings (pre-tax and after-tax), core earnings per share and Adjusted EBITDA involve differences from segment profit (loss), income (loss) before income taxes, net income (loss), basic earnings (loss) per share and diluted earnings (loss) per share computed in accordance with GAAP. Core earnings (pre-tax and after-tax), core earnings per share and Adjusted EBITDA should be considered as supplementary to, and not as a substitute for, segment profit (loss), income (loss) before income taxes, net income (loss), basic earnings (loss) per share and diluted earnings (loss) per share computed in accordance with GAAP as a measure of the Company’s financial performance.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP earnings. Further, the non-GAAP measures presented by Walter Investment may be defined or calculated differently from similarly titled measures of other companies.

Definitions

Core Earnings This disclaimer applies to every usage of Core Earnings and related terms such as Pre Tax Core Earnings, Core Earnings After Taxes and Core Earnings Per Share (“EPS”) in this document. Core Earnings is a metric that is used by management to exclude certain items in an attempt to provide a better earnings per share metric to evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period. Core Earnings excludes certain depreciation and amortization costs related to business combination transactions, transaction and merger integration-related costs, share-based compensation expense, certain other non-cash adjustments, and the net impact of the consolidated Non-Residual Trust VIEs. Core Earnings includes both cash and non-cash gains from forward mortgage origination activities. Non-cash gains are net of non-cash charges or reserves provided. Core Earnings excludes the impact of fair value option (“FVO”) accounting and includes cash gains for reverse mortgage origination activities. Core Earnings may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a means of evaluating our core operating performance.

Adjusted EBITDA This disclaimer applies to every usage of Adjusted EBITDA and related terms such as Pro-Forma Adjusted EBITDA and AEBITDA in this document. Adjusted EBITDA is a key performance metric used by management in evaluating the performance of our Company and its segments. Adjusted EBITDA is generally presented in accordance with its definition in the Company’s senior secured credit agreement, with certain exceptions, and represents income before income taxes, depreciation and amortization, interest expense on corporate debt, transaction and integration related costs, the net effect of the non-residual VIEs and certain other non-cash income and expense items. Adjusted EBITDA includes both cash and non-cash gains from forward mortgage origination activities. Adjusted EBITDA excludes the impact of fair value option (“FVO”) accounting and includes cash gains for reverse mortgage origination activities. Pro Forma Adjusted EBITDA includes an adjustment to reflect pro-forma synergies in 2011 and 2012 and to reflect Green Tree as having been acquired at the beginning of the year for periods prior to the actual acquisition date. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a means of evaluating our core operating performance. The definition of Adjusted EBITDA used in this document differs from the definition in the Company’s senior secured credit agreement principally in that (i) the credit agreements include a pro forma adjustment for the projected EBITDA of acquisitions that were made less than twelve months ago and (ii) the senior secured credit agreement does not include the non-cash gains from forward mortgage origination activities in Adjusted EBITDA.

2013 Estimated Adjusted EBITDA, 2013 Estimated Core Earnings and other amounts or metrics that relate to future earnings projections are forward-looking and subject to significant business, economic, regulatory and competitive uncertainties, many of which are beyond the control of Walter Investment and its management, and are based upon assumptions with respect to future decisions, which are subject to change. Actual results will vary and those variations may be material. Nothing in this presentation should be regarded as a representation by any person that this target will be achieved and the Company undertakes no duty to update this target. Please refer to the introductory slides of this presentation, as well as additional disclosures in this Appendix and in our Form 10-K and other filings with the SEC, for important information regarding Forward Looking Statements and the use of Non-GAAP Financial Measures.